Prospectus

                         NEW ENGLAND ACQUISITIONS, INC.

During 2001, prior to the termination of and in connection with our initial public offering at $2.00 per share, we offered 15,000 shares of our common stock at $2.00 per share of which we sold 7,500 shares. The offering was conducted on our behalf by our president who received no compensation for offering the shares. The proceeds of $15,000 have been deposited in an escrow account at Patriot National Bank. The following table relates solely to that offering:

                                       Per
                                       Share             Total
                                      ------   ---------------------------
                                                 Minimum         Maximum

Initial Offering Price to Public       $2.00     $15,000         $30,000
                                       ------    -------         -------
Commissions                               -0-        -0-             -0-
                                       ------    -------         -------
Proceeds to New England Acquisitions   $2.00     $15,000         $30,000
                                       ------    -------         -------


This prospectus also relates to 200,000 shares of our common stock which may be offered and sold by the selling stockholders. The selling stockholders may sell their shares in one or more transactions at an initial public offering price of $2.00 per share. The selling stockholders intend to begin their offering shortly after funds are released to us from the escrow account and to end their offering within one year after it begins.

This prospectus describes our proposed business. We are asking the purchasers of 7,500 of our shares in our initial public offering to confirm their investment or receive a full refund of their purchase price.

There has never been and may never be a public market for our common stock.

An investment in the shares involves substantial risks and is highly speculative. See "Risk Factors" beginning on page 4 of this prospectus.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is October 7, 2002


In making a decision whether to confirm your investment or to buy our common stock, you should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with any different or other information. The information in this prospectus may only be accurate on the date of this prospectus.

                               PROSPECTUS SUMMARY

You should read the entire prospectus carefully before making an investment decision. In this prospectus, references to "we," "us" and "our" refer to New England Acquisitions, Inc.

Background and our proposed business

We were formed as a blank check company.  We have never had any operations.

In March 2002, we entered into an Asset and Rights Purchase Agreement with ADM Tronics Unlimited, Inc. to purchase from ADM Tronics certain rights to an ethnic shave cream, a burn lotion and a medical device known as the Aurex-3 which has been designed to treat a condition known as tinnitus. The terms of the agreement and the nature of the products and rights are more fully described later in this prospectus. Subject to the satisfaction of the requirements of Rule 419 under the Securities Act of 1933, we intend to consummate the transaction with ADM Tronics. We cannot assure you that we will be successful in marketing any of the products we may acquire.

Corporate information

We are a Florida corporation formed on April 18, 2001. Our executive offices are located at 5 Ridge Road, Cos Cob, CT 06807 and our telephone number is 203-622-1848.

Applicable Requirements of Rule 419

All 7,500 shares issued in connection with our initial public offering and the gross proceeds from the offering have been deposited into an escrow account. Although we were entitled to have 10% of the proceeds released to us, we chose to allow all the funds to remain in the escrow account. The deposited proceeds and any interest or dividends are being held for the sole benefit of the purchasers of the shares. We are required to file an amendment to our registration statement with the SEC when we sign an acquisition agreement for which the fair value of the net assets to be acquired represents at least 80 percent of the maximum offering proceeds. We have filed the amendment of which this prospectus is a part. Within five business days after the effective date of the amendment, we will send to each purchaser of the 7,500 shares a copy of this prospectus. Each purchaser will have 20 business days from the date of this prospectus to notify us in writing that the purchaser elects to remain an investor. The transaction with ADM Tronics will be consummated if purchasers holding at least 7,000 shares confirm their investments. If we receive confirmation from the purchasers of at least 7,000 shares and we consummate the transaction with ADM Tronics, the funds not returned to non-confirming purchasers will be released to us from the escrow account and certificates representing shares of our common stock will be delivered to the confirming purchasers. If a requisite acquisition has not occurred prior to March 28, 2003, all funds then held in the escrow account will be returned to the purchasers.

Outstanding Common Stock

As of the date of this prospectus, there are 3,007,500 shares of outstanding common stock. If the holders of only 7,000 shares confirm their investment, there will be 3,007,000 shares of outstanding common stock. The foregoing numbers of shares do not include 150,375 shares which we may issue to ADM Tronics.

The Selling Stockholders' Offering

Common Stock to be offered
 by the selling stockholders       200,000 shares.

Commencement of selling
 Stockholders' offering            Shortly after funds are released to us from
                                   the escrow account.

We do not believe that Rule 419 applies to the selling stockholders' offering

Summary Financial Information

The following table is a summary of our balance sheet and should be read in conjunction with Management's Plan of Operation, the financial statements and the notes to the financial statements which are contained elsewhere in this prospectus.


                                 BALANCE SHEET

                                 June 30, 2002      March 31, 2002
                                  (unaudited)

Cash                                  $    100              $100
Restricted Cash                       $ 15,000            15,000
Total Assets                          $ 15,100          $ 15,100

Current Liabilities
  Accrued Expenses                    $  7,500          $  7,500
  Due to Principal Stockholders         22,334            20,034
  Total Current Liabilities             29,834            27,534
Stockholders' Deficit                 $(14,734)         $(12,434)


                             STATEMENT OF NET LOSS

                                      For the three       For the three      For the Period
                                      months ended        months ended      April 18, 2001
                                      June 30, 2002       June 30, 2001      (Inception) to
                                      (unaudited)         (unaudited)        March 31, 2002

Revenues                                $     -0-          $     -0-          $    -0-
General and administrative Expenses     $  2,300           $     -0-             9,100
Net Loss                                $  2,300           $     -0-          $ (9,100)
Net Loss per share                      $ (0.001)          $     -0-          $ (0.003)




                                  RISK FACTORS

An investment in our common stock involves substantial risks. You should consider carefully the following information about these risks, together with the financial and other information contained in this prospectus, before you decide whether to buy our common stock. If any of these risks actually occur, our business, financial condition and results of operations would likely suffer. In such case, you might lose all or part of your investment.

RISKS RELATED TO OUR PROPOSED BUSINESS

BECAUSE WE HAVE NO OPERATING HISTORY, THERE IS NO BASIS ON WHICH YOU CAN EVALUATE OUR PROPOSED BUSINESS AND PROSPECTS. We were formed on April 18, 2001. We have never had any revenues, income or significant assets. Prospective investors customarily consider a company's operating history as a factor in determining whether to make an investment. Prospective investors who decide to purchase our shares may decide not to purchase the shares if they had an operating history to review.

THE LACK OF ANY PRIOR EXPERIENCE OF OUR OFFICERS IN MARKETING THE TYPE OF PRODUCTS WE INTEND TO ACQUIRE FORM ADM TRONICS MAY RENDER THEM UNABLE TO SUCCESSFULLY MANAGE OUR AFFAIRS IN WHICH CASE OUR BUSINESS MAY FAIL. The successful marketing of the products we intend to acquire from ADM Tronics is very complex due to the intense competition and the selection of appropriate channels of distribution and promotional activities. We believe that the managements of substantially all of the companies with which we intend to compete have substantial experience in marketing their products. The lack of our officers' experience could place us in a competitive disadvantage in an industry that is highly competitive and could result in our inability to successfully market our products in which case our shareholders can expect to lose all of their investment.

BECAUSE WE ARE THE ONLY BLANK CHECK COMPANY IN WHICH EITHER OF OUR OFFICERS HAS EVER BEEN INVOLVED, THEIR JUDGMENT IN MAKING AN ACQUISITION MAY NOT BE SOUND IN WHICH CASE OUR SHAREHOLDERS COULD LOSE ALL OF THEIR INVESTMENT. Companies that make successful acquisitions generally rely on the decisions of experienced managerial personnel. Because of the experience of their personnel, those companies have the ability to evaluate many factors which can prove to be essential to making a successful acquisition. Inexperienced management may not be able to correctly evaluate all of the factors or even be aware of many factors which should be evaluated. Therefore, the complete lack of experience of our officers could result in our making an unwise acquisition

BECAUSE EACH OF OUR OFFICERS WILL ONLY DEVOTE A SMALL PORTION OF HIS TIME TO US, THEY MAY NOT BE ABLE TO EFFECTIVELY MANGE US DURING THE TIME THAT THEY ALLOT TO US IN WHICH CASE OUR BUSINESS WILL SUFFER OR FAIL. Until the time, if ever, that we actually begin operations, we will be unable to determine the amount of time needed to be devoted to us by our officers to provide effective management. If it develops that the necessary or desirable amount time is greater than the time that our officers will devote to us, our business will suffer or fail.

BECAUSE OF THE LIMITED CAPITAL AVAILABLE TO US FOR THE FORESEEABLE FUTURE, WE MAY NOT HAVE SUFFICIENT CAPITAL TO REMAIN IN EXISTENCE IN WHICH CASE OUR SHAREHOLDERS CAN EXPECT TO LOSE ALL OF THEIR INVESTMENT. In addition to marketing expenses, we will incur legal and accounting expenses to comply with our reporting obligations to the SEC as well as operating expenses. If we fail to pay the required annual fees to the state of Florida, we will be dissolved and cease to exist. If we consummate the transaction with ADM Tronics, we anticipate that the funds released to us from the escrow account will be sufficient to meet our anticipated capital requirements for less than six months. If we exhaust our capital and cannot obtain additional capital, our stockholders can expect to lose all of their investment.

ALTHOUGH WE INTEND TO OBTAIN ADDITIONAL CAPITAL PRIMARILY THROUGH THE PRIVATE SALE OF EQUITY SECURITIES TO BE ISSUED BY US, WE CANNOT ASSURE YOU THAT ADDITIONAL FINANCING WILL BE AVAILABLE ON TERMS FAVORABLE TO US, IF AT ALL. Historically, it has proven difficult and very often impossible for development stage companies such as us to obtain financing on any terms. The historical difficulty is compounded by the present depressed state of the equity capital markets. Since our sale of 7,500 shares in 2001, we have not offered any securities for sale other then to ADM Tronics in connection with our proposed acquisition.

IF WE RAISE ADDITIONAL FUNDS THROUGH THE ISSUANCE OF OUR EQUITY SECURITIES, THE PERCENTAGE OWNERSHIP OF OUR STOCKHOLDERS WILL BE REDUCED AND STOCKHOLDERS MAY EXPERIENCE DILUTION WHICH COULD SUBSTANTIALLY DIMINISH THE VALUE OF THEIR COMMON
STOCK.    One of the factors which generally affects the market price of publicly traded equity securities is the number of shares outstanding in relationship to assets, net worth, earnings or anticipated earnings and other financial items. If a public market develops for our shares, a material amount of dilution can be expected to cause the market price of our shares to decline. Furthermore, the public perception of future dilution can have the same effect even if the actual dilution does not occur.

IF WE RAISE ADDITIONAL FUNDS THROUGH THE ISSUANCE OF OUR EQUITY SECURITIES, THOSE SECURITIES MAY CONVEY RIGHTS, PREFERENCES OR PRIVILEGES SENIOR TO THOSE OF THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK WHICH COULD SUBSTANTIALLY DIMINISH THE RIGHTS OF THE HOLDERS OF OUR COMMON STOCK AND THE VALUE OF THEIR COMMON
STOCK.    In order for us to obtain additional capital, because we are in the development stage as well as the other significant risks to our shareholders, we may find it necessary to issue securities conveying rights senior to those of the holders of our common stock. Those rights may include voting rights, liquidation preferences and conversion rights. To the extent that we convey senior rights, the value of our common stock can be expected to decline.

BECAUSE WE DO NOT HAVE A FEASIBILITY STUDY, INDEPENDENT ANALYSIS OR CURRENT MARKET SURVEY IN CONNECTION WITH THE PRODUCTS WE INTEND TO ACQUIRE, WE MAY NOT BE AWARE OF MANY VERY IMPORTANT NEGATIVE FACTS AND CIRCUMSTANCES CONCERNING THOSE PRODUCTS, WHICH IF WE WERE AWARE, WOULD DISSUADE US FROM ACQUIRING THE PRODUCTS ON THE PROPOSED TERMS AND CONDITIONS OR AT ALL. Because of our lack of suitable financial resources, we are unable to obtain a feasibility study, independent analysis or current market survey. Feasibility studies, independent analysis and current market surveys are customarily used by companies in determining whether to make an acquisition. Companies that have historically made successful acquisitions have relied upon the information in those documents. If we had the information that those documents would have disclosed to us, we may have decided either not to acquire the products from ADM Tronics or to attempt to renegotiate the terms and conditions.

UNLESS WE CAN BE SUBSTANTIALLY MORE SUCCESSFUL THAN ADM TRONICS IN SELLING THE PRODUCTS THAT WE INTEND TO ACQUIRE FROM IT, OUR STOCKHOLDERS CAN EXPECT TO LOSE ALL OF THEIR INVESTMENT. Although ADM Tronics has had the products that we intend to acquire from it for a considerable length of time, it has made only limited sales of those products. The limited sales may be an indication of the difficulty of selling the products in commercial quantities. In addition, because the products were developed by ADM Tronics' founder and ADM Tronics has intimate knowledge of the products, ADM Tronics' may be in a better position to successfully market the products than are we although it has failed to do so. If we are to be successful, we will have to make significant sales of at least one of the products.

BECAUSE WE WILL BE SOLELY DEPENDANT ON ADM TRONICS TO MANUFACTURE PRODUCTS WE ACQUIRE FROM IT, IF ADM BECOMES UNABLE OR REFUSES TO SUPPLY THE PRODUCTS TO US AT THE AGREED UPON TERMS AND CONDITIONS, WE MAY NOT BE ABLE TO SELL ANY PRODUCTS IN WHICH CASE OUR STOCKHOLDERS CAN EXPECT TO LOSE THE FULL AMOUNT OF THEIR INVESTMENT. Although we intend to enter into a manufacturing agreement with ADM Tronics, we do not know whether ADM can manufacture the products on a timely basis in commercial quantities. In addition, if for any other reason ADM Tronics fails or refuses to comply with its obligations under the manufacturing agreement, we will be unable to sell the products. If we are to be successful, we will have to make significant sales of at least one of the products.

IF WE DO NOT MAKE THE REQUIRED MINIMUM ROYALTY PAYMENTS OR PURCHASE CERTAIN QUANTITIES OF PRODUCTS FROM ADM TRONICS WITHIN THE FIRST YEAR AFTER WE ACQUIRE ITS PRODUCTS AND CONTINUING IN SUBSEQUENT YEARS, AS DESCRIBED BELOW, WE WILL LOSE CERTAIN RIGHTS OF EXCLUSIVITY WHICH COULD SIGNIFICANTLY DIMINISH THE VALUE OF THOSE PRODUCTS TO US AND RENDER OUR SHARES WORTHLESS. We believe that the rights of exclusivity which we intend to acquire from ADM Tronics are material to us. In order to maintain those rights, we must make the required minimum royalty payments or purchase certain quantities of products. We cannot now determine if we will be able to comply with those requirements. If we fail to comply, we will lose the exclusive rights and ADM Tronics will be able to sell identical or similar products to other companies which may have substantially greater financial and managerial resources than we do. In that circumstance, if the other companies can more successfully market the products than we can, the value of the products to us will be diminished. To the extent that the value is diminished, the value of our shares may also diminish or the shares may become worthless.

ALTHOUGH, IF WE ACQUIRE RIGHTS FROM ADM TRONICS FOR THE AUREX-3, WE MAY REQUIRE ADM TRONICS TO FILE AN INFRINGEMENT ACTION AGAINST ANY THIRD PARTY WHO INFRINGES THE RELATED PATENT, ADM TRONICS MAY REFUSE OR BE UNABLE TO DO SO, IN WHICH CASE OUR RIGHTS RELATED TO THE AUREX-3 MAY BECOME WORTHLESS. The existence of the patent is important to us because we intend to rely upon it to prevent others from marketing a device which is the same as the Aurex-3. Because of ADM Tronics' limited resources, it may be unable to protect the patent or to challenge others who may infringe upon the patent. Because many holders of patents in the medical device industry have substantially greater resources than does ADM Tronics and patent litigation is very expensive, ADM Tronics may not have the resources necessary to challenge successfully the validity of patents held by others or withstand claims of infringement or challenges to any patent.

BECAUSE TRADE SECRETS AND OTHER MEANS OF PROTECTION WHICH ADM TRONICS AND WE MAY RELY ON IN CONNECTION WITH THE ETHNIC SHAVE CREAM AND THE BURN LOTION MAY NOT ADEQUATELY PROTECT US, ITS INTELLECTUAL PROPERTY MAY BECOME AVAILABLE TO OTHERS, IN WHICH CASE OUR RIGHTS RELATING TO THOSE PRODUCTS MAY BECOME WORTHLESS. We intend to rely upon trade secrets, copyright law, employee and third-party nondisclosure agreements and other protective measures in connection with the marketing of products. These measures may not provide meaningful protection to us in which case others may be able to compete with us who would not be able to do so in if those protective measures were effective.

THE INTENSE COMPETITION WE EXPECT TO ENCOUNTER MAY RESULT IN OUR RIGHTS RELATING TO PRODUCTS WE OBTAIN FROM ADM TRONICS TO BECOME WORTHLESS. Intensity Of Competition Is A Factor Of The Number And Relative Market Strengths Of Competitors. There are numerous competitors in the fields we intend to enter with developed product lines and established consumer followings. Any level of actual or perceived negative comparative advantage between the products we intend to acquire and competitors' products by consumers can make the products we acquire unsaleable and therefore worthless in the market place. If the products become worthless, our stockholders can expect to lose their total investment.

IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR ANTICIPATED GROWTH, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WILL SUFFER AND OUR BUSINESS COULD FAIL. If we are successful in selling any of the products we intend to acquire, our growth will place a significant strain on our financial and managerial resources. As part of our anticipated growth, we may have to implement new operational and financial systems and procedures and controls to expand, train and manage employees. If the systems, procedures and controls do not function as planned, our ability to remain in business may be significantly impaired.
The impairment could result in the failure of our business in which case our stockholders could expect to lose their total investment.

ALTHOUGH OUR FINANCIAL STATEMENTS HAVE BEEN PREPARED ASSUMING THAT WE WILL CONTINUE AS A GOING CONCERN, WE ARE NOT NOW A GOING CONCERN AND IF WE FAIL TO BECOME A GOING CONCERN, OUR STOCKHOLDERS CAN EXPECT TO LOSE THE FULL AMOUNT OF THEIR INVESTMENT. Our Ability To Become A Going Concern Depends Upon The success of our proposed operations. We cannot assure you that we will ever become a going concern.

RISKS RELATED TO THIS OFFERING

IF THE SHARES ARE RELEASED TO YOU FROM THE ESCROW ACCOUNT AND A VIABLE PUBLIC MARKET FOR THEM DOES NOT DEVELOP, YOU WILL NOT BE ABLE TO EASILY SELL YOUR SHARES, IF AT ALL. There has not been and may never be a public market for our shares and we cannot assure you that a public market will ever develop. We cannot predict the extent, if any, to which investor interest in us will lead to the development of a viable trading market in our shares. The absence of a public market could effectively eliminate your ability to sell your shares.

THE LARGE NUMBER OF SHARES ELIGIBLE FOR PUBLIC SALE CAN BE EXPECTED TO ADVERSELY AFFECT THE PRICES THAT WILL PREVAIL IN THE TRADING MARKET, IF ONE DEVELOPS, WHICH, IN TURN, COULD IMPAIR OUR ABILITY TO RAISE NEEDED CAPITAL. We have registered 200,000 shares for resale by our management and we have verbally agreed to register all of their other shares upon their request after funds are released to us from the escrow account. Sales of significant amounts of our shares in the public market, if it develops, or the perception that such sales will occur, can materially adversely affect the market price of the shares or our ability to raise capital through future offerings of equity securities. Potential equity investors can be expected to be reluctant to purchase our equity securities if they believe that the amount of our shares eligible for public sale will materially diminish the market value of our shares.

                      FORWARD-LOOKING STATEMENTS

Many statements made in this prospectus are "forward-looking statements." These forward-looking statements include statements about:

     -    our ability to make an acquisition
     -    our capital needs
     -    the competitiveness of the business in our industry
     -    our strategies
     -    other statements that are not historical facts

When used in this prospectus, the words "anticipate," "believe," "expect," "estimate," "intend" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from those expressed or implied by these forward-looking statements, including:

     -    changes in general economic and business conditions
     -    actions of our competitors
     -    the time and expense involved in development activities
     -    changes in our business strategies
     - other factors discussed in the "Risk Factors" section and elsewhere in this prospectus.

The forward-looking statements in this prospectus reflect what we currently anticipate will happen. What actually happens could differ materially from what we currently anticipate will happen. We are not promising to make any public announcement when we think forward-looking statements in this prospectus are no longer accurate whether as a result of new information, what actually happens in the future or for any other reason.

                           USE OF PROCEEDS

If we receive confirmation from the purchasers of at least 7,000 shares and we consummate the transaction with ADM Tronics, we will receive approximately $14,000 to $15,000 in funds released to us from the escrow account.

We intend to use the net proceeds in the order of priority shown in the following table:


                                      AMOUNT IF 7,000       AMOUNT IF 7,000
                                        SHARES ARE            SHARES ARE
                                        CONFIRMED             CONFIRMED
                                      ---------------       ---------------

Gross proceeds                            $14,000               $15,000
                                          -------               -------


Administrative expenses                    $3,500                $3,500
                                          -------               -------
Reimbursement of ADM Tronics for
tooling or non-recurring engineering
services                                   $4,500                $4,500
                                          -------               -------
Development of communications piece
to be distributed to personal care
retail distribution units throughout
the boroughs of Manhattan, Brooklyn
and Queens in New York City and the
island of New Providence (which
includes the city of Nassau) in the
Bahamas                                    $5,000                $5,000
                                          -------               -------
Working capital and other corporate
purposes.                                  $1,000                $2,000
                                          -------               -------

Our officers have advanced the expenses of our public offering which amounted to approximately $20,000. Our officers have waived any interest on their advances. Because our officers have agreed to defer reimbursement of the expenses until the time, if any, that we become a going concern, we have not deducted those expenses from the gross proceeds in the above table.

The administrate expenses to be paid from the proceeds consist primarily of payments to our auditor in connection with our annual audit and the review of our quarterly financial statements and to the company that converts our reports to be filed with the SEC into the Edgar format.

The amount allocated for the development of a communications piece will be used to design, produce, and mail a direct mail solicitation and will include a mail back response section for orders or other feedback activity.

We will reimburse ADM Tronics for an estimated amount of $4,500 for any tooling or non-recurring engineering services that are required to be secured in support of the manufacturing of our products. Tooling includes molds, plates, screens and other items used to produce components in a manufacturing process. Non-recurring engineering services are services such as drafting, preparation of schematics, evaluations and measurements that are performed prior to manufacturing but are not repeated during the manufacturing process.

Pending use, we may invest the funds released to us from the escrow account in one or more of the following:

     -    an obligation that constitutes a "deposit," as that term is defined in section 3(l) of the Federal Deposit Insurance Act;

     -    securities of a money market mutual fund; or

     - securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States provided the securities can be readily sold or otherwise disposed of for cash at the time required without any dissipation of offering proceeds invested.

                                DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Future dividends, if any, will be determined by our Board of Directors. In addition, we may incur indebtedness in the future which may prohibit or effectively restrict the payment of dividends, although we have no current plans to do so.

                         MANAGEMENT'S PLAN OF OPERATION

The following should be read in conjunction with our financial statements and the related notes that appear elsewhere in this prospectus. The discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors."

We have not had any revenues or operations since inception. Our sole objective is to become an operating business.

Our ability to become and continue as a going concern is dependent in significant part upon obtaining additional substantial capital. In view of the limited amount of funds available to us, if we do not make the acquisition of the products from ADM Tronics we may exhaust our limited financial resources before making an acquisition, in which case we will attempt to obtain additional capital. If we are unsuccessful, our shareholders can expect to lose their investment.

If we consummate the transaction with ADM Tronics, we will obtain limited rights to sell an ethnic shave cream, a burn lotion and the Aurex-3 device. Subject to the availability of sufficient capital, we intend to initially aggressively market the shave cream and the Aurex-3. We have no plans to market the burn lotion. We believe that we will require funding of approximately $140,000 to aggressively market the products and for working capital during the first year after our acquisition of the products. We believe that we can begin marketing the products within three months from the time we acquire them from ADM Tronics.

We plan to obtain $150,000 through the private sale of our common stock. We cannot assure you that we will be successful in obtaining any funds or that $150,000 will be sufficient to fund our initial operations.

If we are successful in obtaining additional capital of $150,000, we plan to initially utilize a phased communications and distribution strategy to market the ethnic shave cream. We intend to begin with New York City and the Bahamas. In the first phase, a communications piece will be developed and distributed to distribution units and orders will be taken from a website, or by replying to the direct mail campaign. In the second phase, communications will be sent to Philadelphia, Baltimore, Washington, Chicago, Detroit, Houston, Memphis, New Orleans, and, subsequently, Los Angeles. In the third phase, we intend to hire a sales person to visit large distributors to retail stores. Our estimated initial expenditures are $50,000 for the design and development of our website and its maintenance for the first year, $2,000 for the purchase of lists, and $15,000 for the development, production and distribution of hard copy and offline mail messages.

We also plan to use a similar phased communications and distribution strategy to market the Aurex-3. Our estimated initial expenditures are $50,000 for the design and development of our website and its maintenance for the first year, and $15,000 for the development, production and distribution of hard copy and offline mail messages.

If we are only able to obtain additional capital of at least $70,000, but less than $140,000, we intend to develop a website and to market the ethnic shave cream and the Aurex-3 through the website and our communications piece. If we are able to obtain additional capital of at least $140,000, we intend to aggressively market the ethnic shave cream and the Aurex-3.

If we not able to obtain additional capital of at least $70,000, we intend to market the ethnic shave cream through commissioned sales agents and our sales piece and, to the extent of available capital, engage in additional limited promotional activities.

If we only obtain proceeds of $50,000 or less, including the proceeds from the escrow account, the capital will only be sufficient to meet our anticipated capital requirements for less than six months. Even if we are able to obtain additional capital of $150,000 in addition to the proceeds from the escrow account, we believe that the capital will only be sufficient to meet our anticipated capital requirements for one year. If we exhaust our capital and cannot obtain additional capital, our stockholders can expect to lose all of their investment.

We believe that we can begin marketing products within three months from the time we acquire them from ADM Tronics.

If we cannot obtain any meaningful amounts of capital or if the only funds available to us are those released to us from the escrow account, we will attempt to market the products solely through commissioned sales agents and our sales piece and we will not be able to develop a website. There can be no assurance that we can find suitable sales agents who will work solely on a commission basis or that the products can be sold without any promotional activities on our part, other than the communications piece we intend to develop.

If we do not make minimum royalty payments or purchase certain quantities of products from ADM Tronics within the first year after we acquire its products and continuing in subsequent years, we will lose certain rights of exclusivity. We intend to pay the minimum royalties from revenues derived from sales. We do not know if we will be able to purchase a sufficient number of the Aurex-3 from ADM Tronics to maintain all of the rights we initially receive. We cannot assure you that we will derive any meaningful revenues from the sale of any of the products.

We will reimburse ADM Tronics for an estimated amount of $4,500 for any tooling or non-recurring engineering services that are required to be secured in support of the manufacturing of our products. Tooling includes molds, plates, screens and other items used to produce components in a manufacturing process. Non-recurring engineering services are services such as drafting, preparation of schematics, evaluations and measurements that are performed prior to manufacturing but are not repeated during the manufacturing process.

We must pay $25,000 to ADM Tronics in advance of the initiation of production of the burn lotion for ADM Tronics' expenses and establishment of regulatory support and processes for the distribution of the burn lotion by us. If we do not make the payment within one year from the consummation of the transaction with ADM Tronics, we will lose the exclusive rights to the burn lotion. Because we do not have any plans to market the burn lotion, we do not believe that the loss of the exclusive rights would be material to us.

If we do not consummate the agreement with ADM Tronics, we will attempt to make another acquisition. If we do not make an acquisition satisfying the requirements of Rule 419 prior to March 28, 2003, all funds then held in the escrow account will be returned to the purchasers.

We do not expect to purchase or sell any significant equipment, engage in product research or development and do not expect any significant changes in the number of our employees.

                             PROPOSED BUSINESS

Agreements with ADM Tronics Unlimited, Inc.

In March 2002, we entered into an Asset and Rights Purchase Agreement with ADM Tronics Unlimited, Inc. to purchase from ADM Tronics certain rights to an ethnic shave cream, a burn lotion and a medical device known as the Aurex-3 which has been designed to treat a condition known as tinnitus. The terms of the agreement and the nature of the products and rights are more fully described below. We are not obligated to consummate the transaction with ADM Tronics unless the purchasers of not less than 7,000 shares purchased in our initial public offering confirm their investments. The purchase price to be paid to ADM Tronics for the sale and transfer of the assets and rights is 150,375 shares of our common stock and the payments described below.

If we acquire the products from ADM Tronics, we will be subject to all the risks associated with the creation of a new business. There is a significant probability that we will fail and that our stockholders can lose all of their investment. The failure rate of new businesses is very high.

If we acquire the products from ADM Tronics, we will enter into a manufacturing agreement with ADM Tronics which will provide that all of the ethnic shave cream, burn lotion and Aurex-3 devices we purchase will be manufactured for us by ADM Tronics. ADM Tronics will also maintain raw material supplies and finished goods as necessary and provide oversight and guidance with respect to regulatory requirements regarding the marketing of the products. Under the manufacturing agreement, ADM Tronics will be the exclusive manufacturer of the products that we purchase from it as well as all other medical products, topical and cosmetic products which we may acquire and distribute. The price that we will pay to ADM Tronics for products that it manufactures for us will be 120% of ADM Tronics' cost of all raw materials and all supplies and direct labor and an overhead allocation. In addition, we will reimburse ADM Tronics for any tooling or non-recurring engineering services that are required to be secured in support of the manufacturing of our products. Because the price for manufacturing each of the products we will pay to ADM Tronics is based upon ADM Tronics' cost and is therefore substantially dependent upon the quantities to be ordered by us, no meaningful estimate can now be made of the respective prices

If we acquire the products, we will issue to ADM Tronics 150,375 shares of our common stock and pay ADM Tronics a royalty of 6% of gross sales of the products, less discounts, returns and allowances. We will also pay consulting fees and related expenses for any time expended by ADM Tronics' employees for any services related to the products other than manufacturing activities. The fees and expenses, which we do not expect will be material, will be agreed upon by ADM Tronics and us in advance of any of the services.

The agreement was negotiated and the terms were arrived at on an arms length basis by Gary Cella, our president, and Andre' Di Mino, the president of ADM Tronics. Mr. Cella visited ADM Tronics' premises where he examined the products and the production facilities.

The value of the assets to be purchased from ADM Tronics were determined by Mr. Cella based, in part, upon consultation with Marcio Stewart, an international marketing specialist. We have not paid any compensation to Mr. Stewart. Mr. Stewart has more than 15 years experience in international marketing, both as an operator and a consultant. He is presently the chief executive officer of Accelerated Globalization, Inc. Mr. Stewart was formerly a Marketing Director of KPMG. Prior to his employment by KPMG, Mr. Stewart was Strategy, Planning & Marketing Manager at UPS's European headquarters in London, with increasing responsibilities first for France, then the United Kingdom and Scandinavia, and then East Central Europe, Africa and the Middle East. Mr. Stewart holds a Masters degree in International Marketing from Strathclyde University Graduate Business School in Scotland, and a Bachelor of Science degree in Economics with from the University of Surrey, England. Mr. Stewart is fluent in English, French, Portuguese and Spanish.

ADM Tronics has no affiliation with us. Mr. Di Mino has been an executive officer of ADM Tronics since 1978 and a member of its Board of Directors since 1987. Both ADM Tronics and we believe that the agreement will be beneficial.

ADM Tronics, which was organized under the laws of the State of Delaware on November 24, is principally engaged in the development, manufacture and sale of medical devices and chemical products.

The following is ADM Tronics' selected consolidated financial data which have been extracted from ADM Tronics' reports filed with the SEC:


                                                     FISCAL YEAR ENDED MARCH 31
                                                         2002           2001
                                                     ---------       ---------
Balance Sheet
Data

                            ASSETS

        Current assets:

        Cash and cash equivalents                  $    51,565     $   113,458
        Accounts receivable - trade, less            ---------       ---------
         allowance for doubtful accounts               215,502         211,134
        Inventories:                                 ---------       ---------
          Raw materials and  supplies                  303,202         186,550
                                                     ---------       ---------
          Finished goods                                35,628          43,478
                                                     ---------       ---------
          Equipment held for sale or rental            681,154         792,244
                                                     ---------       ---------
          Other current assets                          30,504          38,492
                                                     ---------       ---------
        Total current assets                       $ 1,317,555     $ 1,385,356
                                                     ---------       ---------
        Property and equipment - at cost,               60,671         101,143
         net of accumulated depreciation             ---------       ---------

        Equipment in use and under lease
        Agreements - at cost net of
         accumulated depreciation                      432,047         581,782
        Loan receivable from officer, bearing        ---------       ---------
         interest at 3% per annum, unsecured            53,791          58,991
        Other assets                                 ---------       ---------
        Escrow private placement subscription          143,952         210,500
         - contra                                    ---------       ---------
        Total assets                               $ 2,008,016     $ 2,501,593
                                                     ---------       ---------
        LIABILITIES AND STOCKHOLDERS' EQUITY:
        Current liabilities:

        Accounts payable - trade                   $   252,478     $   186,118
        Accrued expenses and other                   ---------       ---------
         current liabilities                            79,473         102,706
                                                     ---------       ---------
        Notes payable                                  110,000          73,229
                                                     ---------       ---------
        Total current liabilities                  $   441,951     $   362,053
                                                     ---------       ---------
        Note payable, long-term portion                 25,000          85,000
        Escrow subscription deposits                 ---------       ---------
         - contra                                                      210,500
        Commitments and contingencies
        Stockholders' equity                         1,541,065       1,844,040
                                                     ---------       ---------
Total liabilities and
stockholders' equity                               $ 2,008,016     $ 2,501,593
                                                     ---------       ---------
Operating Data

        Revenues:
           Sales                                   $ 1,371,763     $ 1,780,201
                                                     ---------       ---------
           Interest and  other income                  153,848         164,652
                                                     ---------       ---------
           Total revenues                          $ 1,525,611     $ 1,944,853
        Costs and expenses:                          ---------       ---------
           Cost of sales                           $   673,952     $   883,932
           Selling, general and                      ---------       ---------
               administrative                      $ 1,154,634     $ 1,660,409
                                                     ---------       ---------
            Total costs and expenses               $ 1,828,586     $ 2,544,341
                                                     ---------       ---------
        Loss before income taxes                   $  (302,975)    $  (599,488)
                                                     ---------       ---------
        Income taxes                                         -               -
                                                     ---------       ---------
        Net loss                                   $  (302,975)    $  (599,488)
                                                     ---------       ---------

The Products

     Ethnic Shave Cream

The term "ethnic shave cream" as used in this prospectus refers to a shave cream that has been designed to be particularly suited to persons with thick, curly hairs which are prevalent in the African-American, Hispanic-American and other ethnicities with such type of hair. According to ADM Tronics, its ethnic shave cream has an extremely high degree of lubricity due to a chemical technology developed by Dr. Alfonso Di Mino. The lubricity can be easily demonstrated by placing the ethnic shave cream between the fingers and rubbing vigorously and repeating the process with a leading shave cream.

ADM Tronics has told us that it formulated the ethnic shave cream especially for use by men with a debilitating and painful skin condition known as pseudofollicullitus barbae, commonly referred to as PFB or razor bumps. Razor bumps are created when the growing beard hairs exit the skin, curl over, and burrow into the adjacent skin. This creates a foreign body reaction resulting in an unsightly "bump." According to an article entitled Men: "Play It Safe" With Your Skin by Tamar Nordenberg on the website of discoveryhealth.com, "...for men with curly hair, shaving can have the bothersome result of leaving behind razor bumps, technically known as pseudofolliculitus barbae, caused by hair that grows back into the skin." The article also states that "According to Nicholas Perricone, M.D., a dermatology professor at the Yale University School of Medicine, using alpha hydroxy and lipoic acid twice a day can minimize the bumps. Shaving less often or growing a beard are alternatives for dealing with ingrown hairs."

Under the Asset and Rights Purchase Agreement, we intend to acquire worldwide rights relating to ADM Tronics' ethnic shave cream which will be modified for us for sale by us under our own label. We may not sell the ethnic shave cream under any trademarks, trade names or designations used by ADM Tronics. We also intend to acquire rights relating to any other shave creams developed by or to be developed by ADM Tronics or any of its subsidiaries. ADM Tronics may continue to market an ethnic shave cream without limitation to its existing customers. The shave cream marketed to those customers has a different fragrance and less lubricity than does the ethnic shave cream that we intend to purchase from ADM Tronics.

ADM Tronics began selling ethnic shave cream in 1988 under the brand name "No More Bumps." Since that time it has realized net sales of approximately $45,000. From January 1, 2000 through April 30, 2002, ADM Tronics' existing customers have purchased ethnic shave cream from ADM Tronics for approximately $8,000. Because ADM Tronics is primarily a product developer and manufacturer, it has not actively promoted sales of ethnic shave cream since 1992. . Because of the limited sales that ADM Tronics has made to its existing customers, we do not believe the continued sales by ADM Tronics to those customers will have any material impact on our ability to market the ethnic shave cream. The ethnic shave cream is not patented.

Unless we pay ADM Tronics minimum royalties of (a) $10,000 within one year from date of our acquisition of rights to the ethnic shave cream, (b) an additional $14,000 within two years from that date and (c) additional amounts each following year of not less than 110% of the minimum royalty for the immediately preceding year, ADM Tronics may market ethnic shave creams to others without limitation.

      The Burn Lotion

ADM  Tronics  developed a dermatological lotion in 1988.   The  lotion  is
intended to relieve pain and itching associated with burns, sunburns, minor cuts, scrapes, insect bites and skin irritation.

ADM Tronics has told us that certain of the ingredients in the burn lotion are customarily contained in other products commonly used for those purposes.

Under the Asset and Rights Purchase Agreement, we intend to acquire rights relating to ADM Tronics' burn lotion for sale by us under our own label. We may not sell the lotion under any trademarks, trade names or designations used by ADM Tronics. The burn lotion is not patented.

We must pay $25,000 to ADM Tronics in advance of the initiation of production of the burn lotion for ADM Tronics' expenses and establishment of regulatory support and processes for the distribution of the burn lotion by us. If we do not make the payment within one year from the consummation of the transaction with ADM Tronics, we will lose the exclusive rights to the burn lotion.

     Aurex-3

In 1997 Dr. Di Mino developed an electronic device known as the Aurex-3 for the treatment of tinnitus. Tinnitus is a human medical condition which manifests itself in a constant and annoying ringing in the ears. The Aurex-3 was developed by Dr. Di Mino to treat his own tinnitus which was noise-induced type tinnitus.

The Aurex-3 is designed to treat tinnitus through the use of a probe that transmits a vibratory and audio signal. Production prototypes were built by ADM Tronics and testing and marketing strategies were developed. A production prototype is a completely hand assembled unit which closely matches the finished product to be manufactured in the production process.

There are numerous other presently available products for the treatment and control of tinnitus which fall into two general categories - those worn by the patient in the ear and those that are tabletop generators. The worn units resemble typical hearing aids and are used by the patient throughout the day. The tabletop units are used by patients while they are stationary or positioned near the units. In addition, there are numerous methods used to treat tinnitus. The methods include Tinnitus Retraining Therapy, oral manipulation, mouth guards, neural surgery and wearable hearing aids.

To use the Aurex-3, a pencil like probe is placed in the small indent behind the ear pressing backwards onto the mastoid bone. The device is difficult to use, needing patience, practice and encouragement. Mechanical vibrations are generated by a self-tuned control unit and transmitted through the applicator probe into the mastoid bone. By positioning the probe correctly, the vibrations develop as a deep feeling within the head. The user then alters the frequency and amplitude settings to obtain a complementary sensation to the tinnitus. Fine tuning is then introduced whereby complex harmonic frequencies are introduced to create a comforting or soporific feeling. User patterns will vary, but typical treatments consist of 3 to 5 minutes duration, 3 times a day for the first two weeks. If benefits are realized, the number of treatments may be reduced and the intervals increased.

Even if the Aurex-3 is found to benefit some tinnitus sufferers, we are aware that other sufferers of certain forms of tinnitus such as non-noise induced tinnitus will not experience any improvement in their symptoms.

In May 1998, a Premarket Notification, which is also referred to as a 510(k), was filed by ADM Tronics with the FDA which was accepted on June 29, 1998. The acceptance permitted the marketing of the Aurex-3 in the United States for its intended indication, "The treatment and control of tinnitus." A 510(k) is a premarketing submission made to the FDA to demonstrate that the device to be marketed is as safe and effective, that is, substantially equivalent, to a legally marketed device that is not subject to premarket approval. Applicants must compare their 510(k) device to one or more similar devices currently on the U.S. market and make and support their substantial equivalency claims. A legally marketed device includes a device that was legally marketed prior to May 28, 1976 or a device which has been found to be substantially equivalent to such a device through the 510(k) process. Applicants must submit descriptive data and, when necessary, performance data to establish that their device is substantially equivalent to an eligible device. In the case of the Aurex-3, it was found that the Aurex-3 is substantially equivalent to other products for the indication "the treatment and control of tinnitus" and are categorized as maskers. Maskers are marketed by numerous vendors and distributors.

On August 4, 1998, the United States Patent and Trademark Office issued patent number 5,788,656 with respect to the Aurex-3. The patent expires 17 years after its issuance. The following claims were allowed:

  1. An electronic stimulation system for treating a patient having a tinnitus condition in which he hears ringing or other sounds in the sonic frequency range, the sounds heard internally by the patient having predetermined frequencies, said system comprising:

        a. means to generate a complex electrical signal having frequency components lying with said sonic range, said means being adjustable by the patient to yield frequency components which interfere with the frequencies of the tinnitus sounds heard by the patient;

        b. means to produce mechanical vibrations corresponding to said complex signal; and

        c. means to apply said mechanical vibrations to a site on said patient in the proximity of the cochlea of his inner ear whereby the vibrations are transmitted to the cochlea to relieve the tinnitus condition.

  2. A system as set forth in claim 1, in which the means to produce said mechanical vibrations includes a diaphragm and means to electromagnetically actuate the diaphragm in accordance with said complex signal.

  3. A system as set forth in claim 2, in which the means to apply said vibrations to the patient includes a probe anchored on said diaphragm.

  4. A system as set forth in claim 1, in which the means to generate the complex signal are constituted by a low sonic frequency oscillator which is adjustable in frequency and a high sonic frequency oscillator which is adjustable in frequency, and means to combine the adjusted outputs of said low and high-frequency oscillators to produce the complex signal having the desired frequency components.

  5. A system as set forth in claim 4, in which the low-frequency oscillator is adjustable in a range whose upper limit is about 400 Hz.

  6. A system as set forth in claim 4, in which the high-frequency oscillator is adjustable in a range whose upper limit is about 1000 Hz.

The United States Patent and Trademark Office does not approve patents on the basis of performance or the merits of a device.

From August 1998 to November 1999, ADM Tronics finalized manufacturing plans for the Aurex-3 and in November 1999 began to deliver the devices. Since that time through April 30, 2002, ADM Tronics' net sales of the Aurex-3 have been approximately $185,000 of which $95,000 represented sales in the United States.

At the end of December 1999, 6 Aurex-3 devices were made available to the Dutch Commission on Tinnitus & Hyperacusis. On December 24, 1999, six participants were examined by the Dutch Commission for their tinnitus and trained in the use of the Aurex-3 by an audiologist and adviser of the group. After a six-week trial period with six participants, during which one participant reported a worsening of tinnitus, the Dutch Commission concluded that no positive results could be reported. Although the Dutch Commission tentatively concluded that the Aurex-3 seldom or never has a positive effect on tinnitus, especially on high frequency tinnitus, it did not exclude the possibility that application of the Aurex-3 on patients with a low tone tinnitus might show better results. The report of the Dutch Commission is available on the internet at HTTP://www.nvvs.nl/tinnitus/aurex3_1_en.htm.

ADM Tronics has advised us that, in its limited experience, when potential users of the Aurex-3 were pre-screened to eliminate those with non-noise induced or variable intensity tinnitus, approximately 50 of approximately 85 users of the Aurex-3 experienced significant improvement. ADM Tronics' experience is anecdotal and cannot be considered to have any scientific validity because of the small number of subjects and the lack of any generally accepted statistical or other protocols.

Other than the Dutch Commission's study, we are not aware of any independent study to determine the benefits, if any, of the Aurex-3.

Under the Asset and Rights Purchase Agreement, we will acquire the use of all permits, approvals, licenses and authorizations held by ADM Tronics relating to the marketing of the Aurex-3. We will only be permitted to market the Aurex- 3 in the United States where our marketing rights will be exclusive except for sales by ADM Tronics to an existing customer. ADM Tronics' sales to that customer have amounted to approximately $10,000. Because of the limited sales that ADM Tronics has made to its existing customers, we do not believe the continued sales by ADM Tronics to those customers will have any material impact on our ability to market the Aurex-3.

In the event that we do not purchase a minimum of 90 Aurex-3 devices from ADM Tronics within one year from the consummation of the transaction with ADM, with the minimum to increase by 10% above the previous year's minimum for each following year, ADM Tronics shall have the right to terminate our exclusivity with respect to the Aurex-3. During any the time that we have has the exclusive rights to market the Aurex-3 in the United States with the exception of ADM Tronic's existing customer, we must reimburse ADM Tronics for its cost for normal recurring patent and regulatory fees and related costs applicable solely to the marketing of the Aurex-3 in the United States. We anticipate that the costs will not exceed an annual amount of $6,000.

Marketing

We plan to initially utilize a phased communications and distribution strategy to market the ethnic shave cream. We intend to begin with New York City and the Bahamas. New York City has the largest African-American population of cities in the U.S. Bahamians are predominantly black and, we believe, will constitute a useful and economic test market for the product. In the first phase, a communications piece will be developed and mailed, or emailed, to personal care retail distribution units throughout the boroughs of Manhattan, Brooklyn and Queens in New York City and the island of New Providence (which includes the city of Nassau) in the Bahamas. Orders will be taken from a website, or by replying to the direct mail campaign. Our ability to have a web site is dependant upon our ability to raise suitable capital. In addition to shave cream, personal care products include cosmetics, vitamins and pain and allergy relief products. In the second phase, communications will be sent to Philadelphia, Baltimore, Washington, Chicago, Detroit, Houston, Memphis, New Orleans, and, subsequently, Los Angeles. In the third phase, we intend to hire
a sales person to visit large distributors to retail stores.   Our estimated
initial expenditures are $50,000 for the design and development of our website and its maintenance for the first year, $2,000 for the purchase of lists, and $15,000 for the development, production and distribution of hard copy and offline mail messages.

We also plan to use a phased communications and distribution strategy to market the Aurex-3. In the first phase, a communications piece will be developed and mailed or emailed to hearing aid distribution units in the U.S. Orders can be made from a website if we have developed it or by replying to the direct mail campaign. In the second phase, we intend to hire a sales person to visit large distributors. Our estimated initial expenditures are $50,000 for the design and development of our website and its maintenance for the first year, and $15,000 for the development, production and distribution of hard copy and offline mail messages.

We do not have any immediate plans to market the burn lotion.

We cannot begin meaningful marketing efforts unless we obtain additional capital. We cannot assure you that we can obtain the capital on terms acceptable to us, if at all, or that our marketing efforts will be successful.

Competition

We expect to encounter intense competition in our effort to market each of the products that we obtain from ADM Tronics. Substantially all our competitors will have significantly greater experience, resources and managerial capabilities than we do. We do not expect to become a significant factor in the marketplace in the respective industries of the any of the products in the foreseeable future, if at all.

Employees

We have no employees other than our executive officers. To the extent we have sufficient capital, we expect to use consultants, attorneys and accountants as necessary, and do not anticipate an immediate need to engage any full-time employees.

Facilities

Our president has agreed to provide office space, initially in Cos Cob, Connecticut, to us at no charge for at least one year from the date of this prospectus. Our president has the right to select another location.

                                   MANAGEMENT

Executive Officers and Directors

The following sets forth certain information with respect to our executive officers and directors. Each director holds such position until the next annual meeting of our shareholders and until his respective successor has been elected and qualifies.


Name            Age    Positions
-----------     ---    -------------------------
Gary Cella      45     President, Treasurer and
                       Director.

Jonathan B.     60     Secretary and Director
Reisman


Any of our directors may be removed with or without cause at any time by the vote of the holders of not less than a majority of our then outstanding common stock. Officers are elected annually by the Board of Directors. Any of our officers may be removed with or without cause at any time by our Board of Directors.

Messrs Cella and Reisman, who are our founders, have held their positions with us since our inception.

Mr. Cella has been a self-employed marketing and sales consultant for more than five years. Mr. Cella's consulting services to his clients have included advice on marketing, advertising, product and market expansion and sources of capital. Mr. Cella has been a Vice President, Secretary, Treasurer and a member of the Board of Directors of Accelerated Globalization, Inc., a development stage company, since November 2000. Accelerated seeks to provide strategic business solutions to small and middle sized companies that are seeking to expand their markets to other portions of the world.

Mr. Reisman practices law with and has been the president of Reisman & Associates, P.A. for more than five years.

Both Messrs. Cella and Reisman will only devote a portion of their time to us. They intend to communicate periodically, primarily by telephone, to discuss our affairs and to review our operations. Any conflicts of interest that arise affecting Messrs. Cella and Reisman and us will be resolved by them in a manner which they deem will be fair. You may not agree with their determination. If you have any doubt about the abilities or integrity of Messrs. Cella and Reisman, you should not confirm your investment or purchase any of our shares to be offered by them.

Executive Compensation

We have no agreements relating to compensation with either of Messrs. Cella or Reisman, including consulting agreements. The compensation of our executive officers will be determined by our Board of Directors.

            PROVISIONS OF RULE 419 UNDER THE SECURITIES ACT OF 1933

We are subject to the requirements of Rule 419 which, as applicable to us, are summarized below:

Escrow Account

All shares issued in connection with the initial public offering and the gross proceeds from the initial public offering must be deposited promptly into an escrow account. Although $1,500 of the proceeds deposited in the escrow account could have been released to us, we chose to retain those funds in the escrow account. Any other securities issued with respect to the shares, including securities issued with respect to stock splits, stock dividends, or similar rights, must also be deposited directly into the account. The deposited proceeds and any interest or dividends will be held for the sole benefit of the purchasers of the shares. The deposited proceeds may be invested as described under "Use of Proceeds." Interest or dividends earned on the funds, if any, will be held in the escrow account until the funds may be released. If funds held in the account are released to purchasers of the shares, the purchasers will receive interest or dividends earned, if any, on their funds. If the funds are released to us, we will receive any interest or dividends earned up to the date of release. The purchasers of the shares and any other voting securities held in the escrow account have the right to vote the shares held in their names, as provided by Florida law. None of the securities held in the escrow account or any interest related to the securities may be transferred or otherwise disposed of other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 as amended, or Title 1 of the Employee Retirement Income Security Act, or the rules thereunder.

If any warrants, convertible securities or other derivative securities relating to securities are held in the escrow account, they may be exercised or converted in accordance with their terms; provided, however, that securities received upon exercise or conversion, together with any cash or other consideration paid in connection with the exercise or conversion, are promptly deposited into the account.

Upon request by the SEC or its staff, we will furnish them with the names and addresses of persons for whom securities are held in the escrow account.

Required Filing of Amendments to our Registration Statement

If, during any period in which offers or sales of the shares are being made, a significant acquisition becomes probable, we must file promptly an amendment to our registration statement with the SEC which will disclose the acquisition. During that period, a significant acquisition did not become probable

When we sign an agreement for the acquisition of a business or assets that will constitute the business (or a line of business) and for which the fair value of the business(es) or net assets to be acquired represents at least 80 percent of the maximum offering proceeds, we must file an amendment to our registration statement with the SEC that:

     - discloses information required by the SEC, including our financial statements and the financial statements of the company acquired or to be acquired and pro forma financial information; and

     - discloses the results of the offering, the terms of the offering and other requisite information.

Required Terms of the Offering and Satisfaction of Conditions

Within five business days after the effective date of the amendment(s) to our registration statement, we must send by first class mail or other equally prompt means, to each purchaser of our securities held in the escrow account, a copy of the prospectus contained in the amendment and any amendment or supplement to the prospectus. Rule 419 provides that each purchaser shall have no fewer than 20 business days and no more than 45 business days from the effective date of the amendment to notify us in writing that the purchaser elects to remain an investor. We have chosen to limit the period to 20 days. If we do not receive the notification by the 20th business day following the effective date of the amendment, we will send the funds and interest or dividends, if any, held in the escrow account for the benefit of non-notifying purchasers to those purchasers within five business days. The acquisition meeting the foregoing criteria will be consummated if a sufficient number of purchasers confirm their investments. We have designated that number as the purchasers of at least 7,000 shares.

Release of Funds and Securities from the Escrow Account

Funds held in the escrow account may be released to us and securities may be delivered to the purchasers or other registered holders identified on the deposited securities only at the same time as or after:

     - The escrow agent has received a signed representation from us, together with other evidence acceptable to it, that the requirements with respect to the terms of the offering and filing with the SEC when we sign an agreement as described above have been met; and

    - consummation of an acquisition(s) meeting the above described requirements.

If funds and securities are released from the escrow account to us as described above, our prospectus will be supplemented to indicate the amount of funds and securities released and the date of the release.

We will furnish to our security holders audited financial statements for our first full fiscal year of operations following consummation of an acquisition, together with other required information no later than 90 days after the end of the fiscal year and file the financial statements and additional information with the SEC.

If a consummated acquisition meeting the criteria described above has not occurred not prior to March 28, 2003, funds held in the escrow account will be returned to the purchasers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 28, 2002 with respect to any person who is known to us to be the beneficial owner of more than 5% of our common stock, which is the only class of our outstanding voting securities, and as to our common stock beneficially owned by our directors and officers and directors as a group:

   Name and address of        Amount of Shares         Percent of
   Beneficial Owner (1)       Beneficially Owned(2)    Class (2)
   --------------------       ---------------------    ----------
   Gary Cella                 1,500,000                49.9%
   5 Ridge Road
   Cos Cob, CT 06807

   Jonathan B. Reisman        1,500,000                49.9%
   6975 NW 62nd Terrace
   Parkland, FL 33067

   Officers and directors as  3,000,000                99.8%
   a  Group (2 persons)

Neither of Messrs Cella nor Reisman purchased any of the 7,500 shares that we sold in our initial public offering.

                              CERTAIN TRANSACTIONS

In April 2001, we issued 1,500,000 shares of common stock each to Gary Cella and Jonathan B. Reisman for an aggregate of $200. The number of shares reflects a stock split which occurred in August 2001.

Messrs. Cella and Reisman have borne on our behalf approximately $20,000 of costs related to the filing of a registration statement on Form SB-2 with the Securities and Exchange Commission, subsequent filings and other expenses. They have agreed to waive any interest and to defer the payment to them by the Company of that amount until the Company becomes a going concern

                          DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $.00001 per share.

 The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts, if any, as our Board of Directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of the common stock are not entitled to preemptive rights and the common stock is not subject to conversion or redemption.

Our directors and executive officers own substantially all of our outstanding common stock. These stockholders can determine the outcome of stockholder votes, including votes concerning the election of directors, amendments to our charter and bylaws and, subject to the provisions of Rule 419, the approval of significant corporate transactions such as a merger or a sale of our assets. In addition, their controlling influence could have the effect of delaying, deferring or preventing a change in control of our company.

Transfer agent

We do not intend to appoint a transfer agent for our common stock prior to the time, if any, as funds are released to us from the escrow account.

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has not been any public market for our common stock. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices, if any, of our common stock and could impair our future ability to raise capital through the sale of equity securities. On September 9, 2002, we had 17 shareholders of record. Each of our shareholders other than Messrs. Cella and Reisman purchased their shares during 2001 prior to the termination of and in connection with our initial public offering at $2.00 per share.

In general, under Rule 144 any person who owns shares that were acquired from us at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

     -    1% of the number of shares of our common stock then outstanding or

     - the average weekly trading volume of the common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Shares may generally be sold by non-affiliates without restriction that were acquired from us at least two years prior to the proposed sale. Any shares purchased by our affiliates in this offering and subsequently publicly sold by those affiliates will not be subject to the one year holding period. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. It is the position of the Division of Corporation Finance of the SEC, however, that promoters and affiliates of a blank check company and their transferees would act as "underwriters" under the Securities Act of 1933 when reselling the securities of the blank check company and that those securities can be resold only through a registered offering. Messrs. Cella and Mr. Reisman are promoters and affiliates of us. The Division of Corporation Finance has further stated that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of that Rule. Accordingly, we have verbally agreed to register all the shares held by Messrs. Cella and Reisman which are not presently being registered upon their request after funds are released to us from the escrow account. We will bear the cost of the registration.

                       SELLING STOCKHOLDERS

     The following table sets forth information as of the date of this prospectus with respect to the common stock held by each selling stockholder:

-------------------------------------------------------------------------------
NAME & ADDRESS OF     SHARES OF    NUMBER OF    SHARES OF    PERCENTAGE OF
SELLING STOCKHOLDER   COMMON       SHARES       COMMON       OUTSTANDING SHARES
                      STOCK        BEING        STOCK TO     OF COMMON STOCK TO
                      OWNED        OFFERED      BE OWNED     BE OWNED AFTER THE
                                                AFTER THE    OFFERING (ASSUMING
                                                OFFERING     THE CONFIRMATION
                                                             OF ALL SHARES SOLD
                                                             BY US AND THE SALE
                                                             BY THE SELLING
                                                             STOCKHOLDERS OF
                                                             ALL SHARES OFFERED
                                                             BY THEM AND THE
                                                             CONSUMMATION OF
                                                             THE TRANSACTION
                                                             WITH ADM TRONICS)
-------------------------------------------------------------------------------
Gary Cella
5 Ridge Road
Cos Cob, CT 06807     1,500,000     100,000      1,400,000       44%

Jonathan B. Reisman
6975 NW 62nd Terrace
Parkland, FL 33067    1,500,000     100,000      1,400,000       44%
-------------------------------------------------------------------------------

Mr. Cella is our President, Treasurer and a Director. Mr. Reisman is our Secretary and a Director and is an affiliate of our legal counsel. Messrs. Cella and Reisman are also our founders. Except for those relationships, neither of them has had any position, office or other material relationship with us or any of our affiliates within the past three years.

                              PLAN OF DISTRIBUTION

Shares may be sold from time to time directly by the selling stockholders at an initial offering price of $2.00 per share. Alternatively, the selling stockholders may, from time to time, offer the shares through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders for whom they may act as agent. Any dealers or agents that participate in the distribution of common stock may be deemed to be underwriters, and any commissions or concessions received by any underwriters may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. The selling stockholders may sell the shares in one or more transactions on the over- the-counter market, in negotiated transactions, or through a combination of those methods of distribution.

We will not receive any proceeds from shares sold by the selling stockholders. The selling stockholders intend to begin their offering shortly after funds are released to us from the escrow account. Prior to that time, 200,000 of their shares will be held in the escrow account. The selling stockholders intend to end their offering within one year after it begins. The selling stockholders may change their initial public offering price of $2.00 per share at any time in their sole discretion. Any deviation from the initial public offering price of $2.00 per share will be reflected in the form of prospectus filed with the SEC. If the cumulative deviation represents no more than a $.40 per share, the price may be reflected by supplement or otherwise in the form of our prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act of 1933. If the cumulative deviation exceeds $.40 per share, it will be disclosed in a post-effective amendment to our registration statement which will be filed with the SEC.

                               LEGAL  PROCEEDINGS

There are no pending or threatened legal proceedings to which we are a party or of which any of our property is the subject or, to our knowledge, any proceedings contemplated by governmental authorities.

                                INDEMNIFICATION

We have agreed to indemnify our executive officers and directors to the fullest extent permitted by the Florida Business Corporation Act. The Act permits us to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by us or in our right) by reason of the fact that the person is or was an officer or director or is or was serving at our request as an officer or director. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. We may indemnify officers and directors in an action by us or in our right under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to us. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which he actually and reasonably incurred. The indemnification provisions of the Florida Business Corporation Act are not exclusive of any other rights to which an officer or director may be entitled under our bylaws, by agreement, vote, or otherwise.

Insofar as indemnification arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                 LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus have been passed upon for us by Reisman & Associates, P.A. to the extent set forth in that firm's opinion filed as an exhibit to the registration statement. Jonathan B. Reisman is the President and sole stockholder of that firm. Mr. Reisman, who owns approximately 50% of our outstanding shares, is also our co-founder and is our Secretary and a Director.

                                    EXPERTS

Our financial statements as of March 31, 2002 and for the period from April 18, 2001 to March 31, 2002 have been included in this prospectus in reliance upon the report of William A. Meyler, P.C. independent certified public accountant, appearing elsewhere in this prospectus, and upon his authority as an expert in accounting and auditing.

                             ADDITIONAL INFORMATION

We have electronically filed a registration statement on Form SB-2 with the SEC with respect to the shares of common stock to be sold in this offering. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement and other materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy statements and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and file periodic reports and other information with the SEC.

 We do not intend to furnish our stockholders with annual reports containing audited financial statements.

Independent Auditor's Report

Board of Directors New England Acquisitions, Inc. Cos Cob, CT

We have audited the accompanying balance sheet of New England Acquisitions, Inc. (a Florida corporation in the development stage) as of March 31, 2002 and the related statement of net loss and stockholder's equity-deficit and cash flows for the period inception April 18, 2001 to March 31, 2002. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly in all material respects the financial position of New England Acquisitions, Inc. as of March 31, 2002 and the results of its operations and its cash flows for the period inception April 18, 2001 to March 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the company will continue as a going concern. As discussed in Note B of the financial statement, the company is newly incorporated and to date has had no operating activities. Management's plans, in regard to subsequent operating activities, are more fully described in Note B.


                          /s/ William A. Meyler, P.C.
                              -----------------------
                              William A. Meyler, P.C.

Middletown, NJ
May 3, 2002

                         NEW ENGLAND ACQUISITIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET


                                                      March 31,     June 30,
                                                        2002          2002
                                                      --------      --------
CURRENT ASSETS
   Cash                                              $     100     $     100
                                                      --------      --------
        Total Current Assets                               100           100

OTHER ASSETS
   Restricted cash                                      15,000        15,000
                                                      --------      --------
                                                       $15,100       $15,100

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accrued expenses                                  $   7,500     $   7,500
   Due to principal stockholder                         20,034        22,334
                                                      --------      --------
        Total Current Liabilities                       27,534        29,834

STOCKHOLDERS' EQUITY
   Common stock authorized 150,000,000
     shares; $0.00001 par value; issued
     and outstanding 3,007,500 shares
     at March 31, 2002                                      30            30
   Deficit accumulated during Development Stage        (12,464)      (14,764)
                                                      --------      --------
        Total Stockholders' Equity-Deficit             (12,434)      (14,734)
                                                      --------      --------
                                                     $  15,100     $  15,100
                                                      ========      ========

See accompanying notes to financial statements.

                         NEW ENGLAND ACQUISITIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                       STATEMENT OF STOCKHOLDERS' EQUITY
           For the Period April 18, 2001 (Inception) to June 30, 2002



                              Common Stock       Contributed     Accumulated
                             Number  Amount      Capital         Deficit           Total
                          ---------    ------    -----------     -----------      --------
Issuance of shares to
offices and directors
@$.001 per share            200,000     $ 200             -               -      $     200

Effect of 15 to 1
 stock split and
 change of par
 value to $.00001
 per share                2,800,000      (170)    $     170               -              -

Sale of 7,500
 shares @ $2.00
 per share                    7,500          -       15,000               -         15,000

Cost of registration              -          -      (15,170)         (3,364)       (18,534)

Net loss for period               -          -            -       $  (9,100)        (9,100)
                          ---------     ------    ---------       ---------      ---------
Balance
December 31,
  2002                    3,007,500     $   30    $       0       $ (12,464)     $ (12,434)

Net loss for the
  three month period
  ending June 30,
  2002 (unaudited)                -          -            -          (2,300)        (2,300)
                          ---------     ------    ---------       ---------      ---------

                          3,007,500     $   30    $       -       $ (14,764)     $ (14,734)
                          =========     ======    =========       =========      =========

See accompanying notes to financial statements.


                         NEW ENGLAND ACQUISITIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                             STATEMENT OF NET LOSS



                                          For the Period                                          Inception
                                            Inception               For the three month               to
                                       (April 18, 2001) to          Period ended June 30,          June 30,
                                          March 31, 2002            2001           2002              2002
                                                                 (Unaudited)    (Unaudited)

GENERAL AND ADMINISTRATIVE EXPENSES
   Professional fees                         $    9,000                   -     $    2,300       $   11,300
   Bank charges                                     100                   -              -              100
                                              ---------           ---------      ---------        ---------
                                                  9,100                   -          2,300           11,400
                                              ---------           ---------      ---------        ---------
   Net Loss For the Period                   $    9,100          $        -     $    2,300       $   11,400
                                              =========           =========      =========        =========
   Net Loss Per Share                        $   (0.003)                  -     $   (0.001)      $   (0.004)
                                              =========           =========      =========        =========
 Weighted average number of common
       shares outstanding                     3,003,934           3,000,000      3,007,500        3,004,789
                                              =========           =========      =========        =========

See accompanying notes to financial statements.




                         NEW ENGLAND ACQUISITIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)


                            STATEMENT OF CASH FLOWS



                                                    For the Period                                      Inception
                                                      Inception           For the three month               to
                                                 (April 18, 2001) to      Period ended June 30,          June 30,
                                                    March 31, 2002        2001           2002              2002
                                                                       (Unaudited)    (Unaudited)
                                                   ----------------     --------       ---------        --------

CASH FLOWS FROM OPERATING ACTIVITIES

   Net loss for period                               $   (9,100)              -         $(2,300)        $(11,400)
   Adjustments to reconcile net loss to
      Net cash provided by (used in)
      operating activities
   Restricted cash                                      (15,000)              -               -          (15,000)
   Accrued expenses                                       7,500               -               -            7,500
   Due to principal stockholder                          20,034               -           2,300           22,334
                                                        -------           -----          ------          -------
        Net Cash Provided by Operating Activities         3,434               -               -            3,434

CASH FLOWS FROM FINANCING ACTIVITIES

  Sales of common stock                                  15,200           $ 200                           15,200
  Cost of registering securities                        (18,534)              -               -          (18,534)
                                                        -------           -----          ------          -------
        Net Cash Provided by Financing Activities        (3,334)            200               -           (3,334)
                                                        -------           -----          ------          -------
        Net Increase in Cash                                100             200               -              100

CASH AT BEGINNING OF PERIOD                                   -               -             100                -
                                                        -------           -----          ------          -------
CASH AT END OF PERIOD                                $      100           $ 200         $   100         $    100
                                                        =======           =====          ======          =======
SUPPLEMENTAL CASH FLOW INFORMATION:

        None

See accompanying notes to financial statements.


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          ORGANIZATION

          New England Acquisitions, Inc. (the Company), a development stage enterprise, was organized under the laws of the State of Florida on April 18, 2001. The Company's sole purpose for organizing is to engage in a merger or acquisition with an unidentifiable company or other entities or persons.

          USE OF ESTIMATES

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

          CASH AND CASH EQUIVALENTS

          The company considers all highly-liquid investments with a maturity of three months or less when purchased to be cash equivalents.

NOTE B - GOING CONCERN

          The Company was incorporated on April 18, 2001 and to date has had no operating activities and no significant capital contributions. In December 2002, the Company sold 7,500 shares of its common stock at $2.00 per share which were registered under the Securities Act of 1933. In March 2002, the company entered into an Assets and Rights Purchase Agreement (the Agreement) which, if consummated, would allow the Company to market and sell three different proprietary medical products. The Agreement is contingent upon, among other things, the filing and effectiveness of a post-effective amendment to its registration statement with the Securities and Exchange Commission and the confirmation of their investment by the holders of not less than 7,000 of the shares that were sold at $2.00 per share. The Company plans to obtain $150,000 to fund its initial marketing and sales activities through the private sale of its common stock. It is anticipated that such proceeds will enable the Company to commence operations. There is no assurance, however, that the Company will be successful in its efforts to complete a private placement or that the proceeds of a successful private placement will be sufficient to fund the operations of the Company.

NOTE C - RELATED PARTY TRANSACTIONS

          The principal stockholders of the Company have paid on behalf of the Company all of the costs related to the filing of a registration statement under Form SB-2 with the Securities and Exchange Commission and subsequent quarterly compliance filings. The total amount advanced by the stockholder is $20,034 and $ 22,334 at March 31, and June 30, 2002, respectively. The principal stockholders have agreed to defer the reimbursement of their advances until the company becomes a going concern.

NOTE D - INCOME TAXES

          The Company has adopted Financial Accounting Standard Statement No. 109 (FASB No. 109). Under this method, the Company recognizes a deferred tax liability or asset for temporary differences between the tax basis of an asset or liability and the related amount reported on the financial statements. The principal types of differences, which are measured at the current tax rates, are net operating loss carry forwards. At March 31 and June 30, 2002, the differences resulted in a deferred tax asset of approximately $1,365 and $1,710, respectively. FASB No. 109 requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. Accordingly, the company has recorded a valuation allowance for the entire deferred tax asset, and the accompanying financial statements do not reflect any net asset for deferred taxes at March 31, 2002.

          The Company's net operating loss carry forward amounted to approximately $9,100 and $ 11,400 at March 31 and June 30, 2002, respectively.

                         NEW ENGLAND ACQUISITIONS, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                    NOTE TO FINANCIAL STATEMENTS (CONTINUED)
                                 March 31, 2002
      (Information for the three months ended June 30, 2002 is unaudited)

NOTE E - COMMON STOCK

          In December 2001, the Company sold 7,500 shares of its common stock at $2.00 per share under its registration statement on Form SB-2 filed with the Securities and Exchange Commission. The proceeds and any interest or dividends are being held in an escrow account for the sole benefit of the purchasers of the shares. The Company is preparing and intends to shortly file a post-effective amendment to its registration statement which will describe, among other things, the Agreement referred to in Note F of Notes to Financial Statements. Within five business days after the effective date of the amendment, the Company will send to each purchaser of securities held in escrow, a copy of the prospectus. Each purchaser will have no fewer than 20 business days from the effective date of the amendment to notify the Company in writing that the purchaser elects to remain an investor. The acquisition will be consummated if the holders of at least 7,000 shares confirm their investments. If the acquisition is consummated, funds held in escrow for the benefit of the confirming investors will be released to the Company and any remaining funds will be returned to the other purchasers.

NOTE F - COMMITMENTS AND CONTINGENCIES

          On March 21, 2002, the Company entered into an Asset and Rights Purchase Agreement with ADM Tronics Unlimited, Inc. to acquire the rights to market and sell three different medical products. (See Note E of Notes to Financial Statements). If the Agreement is consummated, the Company will issue ADM Tronics 150,375 shares of the Company's common stock and pay ADM Tronics a royalty of 6% of gross sales of the products, less discounts, returns and allowances. The Company will also pay consulting fees and related expenses for any time expended by ADM Tronics' employees for any services related to the products other than manufacturing activities, to be mutually agreed upon in advance of any of the services. In order to maintain exclusivity with respect to the medical products, the Company will be required to pay certain minimum royalties to ADM Tronics. The Company must also pay $25,000 to ADM Tronics in advance of the initiation of production of one of the products for ADM Tronics' expenses and establishment of regulatory support and processes for distribution. If the Company does not make the payment within one year from the consummation of the transaction with ADM Tronics, the Company will lose the exclusive rights to the product.

NOTE G - COST OF REGISTRATION

          Costs of registration represent the offering costs consisting of professional fees and printing costs associated with the Securities and Exchange filing on Form SB-2 which became effective September 28, 2001

NOTE H - UNAUDITED FINANCIAL DATA

          Information presented at June 30, 2002 and for the three months ended June 30, 2002 is unaudited. However, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary in order to make the financial statements not misleading have been included. Results for the three months ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ending March 31, 2003.

No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by New England Acquisitions, Inc. Neither the delivery of this prospectus nor any sale made will, under any circumstances, create any implication that there has been no change in the affairs of New England Acquisitions, Inc. since the date of this prospectus or that the information contained in this prospectus is correct as of any time subsequent to its date. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                        TABLE OF CONTENTS

PROSPECTUS SUMMARY................................................2
RISK  FACTORS.....................................................4
FORWARD-LOOKING STATEMENTS........................................8
USE OF PROCEEDS...................................................9
DIVIDEND POLICY..................................................10
MANAGEMENT'S PLAN OF OPERATION...................................10
PROPOSED BUSINESS................................................13
MANAGEMENT.......................................................22
PROVISIONS OF RULE 419 UNDER THE SECURITIES ACT OF 1933..........23
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
  MANAGEMENT.....................................................25
CERTAIN TRANSACTIONS.............................................26
DESCRIPTION OF COMMON STOCK......................................26
SHARES ELIGIBLE FOR FUTURE SALE..................................26
SELLING STOCKHOLDERS.............................................27
PLAN OF DISTRIBUTION.............................................28
LEGAL PROCEEDINGS................................................28
INDEMNIFICATION..................................................28
LEGAL MATTERS....................................................29
EXPERTS..........................................................29
ADDITIONAL INFORMATION...........................................29
REPORT OF INDEPENDENT AUDITOR....................................30







                           NEW ENGLAND ACQUISITIONS, INC.


                                  COMMON STOCK


                                   PROSPECTUS


                                 October 7, 2002